Exhibit 99.1

On April 22, 2014, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $554.9 million today announced operating results for the three month period ended March 31, 2014.

For the quarter ended March 31, 2014, the Corporation reported net income of $901,000, or $0.26 basic earnings per share. This compares to the first quarter of 2013 net income of $1,098,000, or $0.32 basic earnings per share.  The decrease in operating results for the first quarter of 2014 as compared to the same period in 2013 was primarily attributable to a $311,000 decrease in non-interest income and a $179,000 increase in non-interest expenses, offset by a decrease of $146,000 in interest expense, an increase in interest income of $24,000, and the related income tax effects of these items.

The Corporation did not recognize a provision for loan losses during the first three months of 2014 or 2013. The allowance for loan losses as a percentage of total loans decreased to 1.31% at March 31, 2014 compared to 1.97% at March 31, 2013.

For the quarter ended March 31, 2014, non-interest expenses were $3,946,000, compared to $3,766,000 for the first quarter of 2013, a $180,000 (4.8%) increase. The increase in non-interest expenses for the three month period ended March 31, 2014 was primarily attributable to a $175,000 increase in other real estate owned expenses.

Total assets amounted to $554.9 million at March 31, 2014, compared to $556.2 million at December 31, 2013, a decrease of $1.3 million.  The decrease in total assets was primarily the result of a decrease of $8.5 million (38.0%) in cash and cash equivalents, a $750,000 (15.3%) decrease in Federal Home Loan Bank Stock, a $521,000 (11.1%) decrease in other assets and a $184,000 (27.5%) decrease in other real estate owned, offset by an increase of $5.8 million (2.0%) in gross loans, and an increase in available-for-sale securities of $2.6 million (1.3%).  Deposits during this same period decreased $6.9 million, or 1.5%.

Shareholders’ equity increased from $63 million at December 31, 2013 to $64.5 million at March 31, 2014. This increase was the result of net income of $901,000, dividends paid of $516,000, repurchase of 11,000 shares of $171,000, the issuance of 313 treasury shares under the Corporation’s Employee Stock Purchase Plan of $6,000, and a $1.2 million increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the three month period ended March 31, 2014, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2013 Form 10-K.